NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (this “Agreement”) is made and entered into on April 28, 2011 (the “Effective Date”), by and between Calpian, Inc., a Texas corporation, with its principal place of business located at 500 North Akard Street, Suite 2850, Dallas, Texas 75201 (the “Company”), and HD Special-Situations II, LP (the “Lender”).

Recitals

A. The Company and the Lender are executing and delivering this Agreement in reliance upon the exemptions from securities registration afforded by (i) the provisions of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), and (ii) Section 4(2) under the 1933 Act.

B. The Lender desires to purchase from the Company, and the Company desires to issue and sell to the Lender, upon the terms and conditions stated in this Agreement:

(i) an aggregate of up to $8,000,000 in principal amount of the Company’s 16% Senior Secured Term Notes in the form attached as Exhibit A (each a “Note;”collectively, the “Notes”); and

(ii) a Warrant to Purchase Common Stock in the form attached as Exhibit B (the “Warrant”) for the purchase of that number of shares of the Company’s $0.001 par value common stock (the “Common Stock”) as is specified therein at the exercise price specified therein, which Warrant must be exercised (if at all) within five years after the date of issuance.

The Notes are to be issued and sold (i) in an initial funding (the “Initial Funding”) of at least $2,000,000 in principal amount to occur within 90 days after the Effective Date and (ii) if the Initial Funding is less than $8.0 million, and at the Company’s option, in up to three subsequent fundings (each a “Subsequent Funding;” collectively, the “Subsequent Fundings”) to occur within one year after the date of the Initial Funding (the “Initial Funding Date”) and otherwise pursuant to the provisions of Section 1(c) below. For the Initial Funding and each Subsequent Funding (sometimes referred as a “Funding,” or collectively as the “Fundings”), the principal amount of each Note shall be as specified by the Company (subject to the limits provided herein) and, except as provided in Section 1(e) below, the purchase price for each Note (the “Purchase Price”) shall be the principal amount thereof. The Warrant is to be issued and sold contemporaneously with the execution and delivery of this Agreement. Any Common Stock receivable upon exercise of the Warrant shall be referred to herein as the “Warrant Shares.” The Notes, the Warrant and the Warrant Shares may be collectively referred to herein as the “Securities.”

C. Contemporaneously with the execution and delivery of this Agreement, the Company is executing and delivering to the Lender a Security Agreement in the form attached as Exhibit C (the “Security Agreement”), pursuant to which the Company has agreed to secure all of its obligations under the Notes with a first-priority security interest in all existing and hereafter acquired assets owned by the Company.

D. Contemporaneously with the execution and delivery of this Agreement, and in furtherance of the security interest granted to the Lender in the Security Agreement, the Company is executing and delivering to the Lender a Collateral Assignment in the form attached as Exhibit D (the “Collateral Assignment”), pursuant to which the Company has agreed to assign as security all of its rights under the Collateral Loan Documents (as defined in the Collateral Assignment), including, but not limited to, the Company’s rights under (i) the Residual Purchase Agreement between the Company and Calpian Residual Partners V, L.P. dated December 31, 2010, and all agreements and other documents attached thereto as exhibits or otherwise referenced therein, and any amendments thereto, (ii) the Residual Purchase Agreement between the Company and Cooper and Schifrin, LLC dated December 31, 2010, and all agreements and other documents attached thereto as exhibits or otherwise referenced therein, and any amendments thereto, and (iii) the Residual Purchase Agreement between the Company and First Alliance Payment Processing, Inc. dated January 7, 2011, and all agreements and other documents attached thereto as exhibits or otherwise referenced therein, and any amendments thereto (collectively, the “Existing Residual Contracts”).

E. Contemporaneously with the execution and delivery of this Agreement, the Company is also delivering to the Lender a Subordination Agreement in the form of the attached Exhibit E (the “Subordination Agreement”) pursuant to which each individual or entity listed in the attached Schedule E is subordinating his, her or its rights with respect to his, her or its portion of the $1,550,000 in principal amount of Company debt shown on Schedule E (collectively, the “Subordinated Debt”) to the Lender’s rights under the Notes and the Security Agreement.

F. Contemporaneously with the execution and delivery of this Agreement, the Company is also executing and delivering to the Lender (i) a Deposit Account Control Agreement - Access Restricted After Notice (the “Fundraising DACA”) in the form attached as Exhibit F with respect to the Company’s account #         at Wells Fargo Bank, National Association (the “Fundraising Account”), pursuant to which the Company shall be replaced as the account administrator by the Lender and the Lender shall have sole control over the movement of funds out of the Fundraising Account beginning on the Initial Funding Date, and (ii) a Deposit Account Control Agreement - Access Restricted After Notice (the “Operating DACA”) in the form attached as Exhibit F with respect to the Company’s account #         at Wells Fargo Bank, National Association (the “Operating Account”), pursuant to which, beginning on the Initial Funding Date, the Lender shall have access to all transactional history in the Operating Account and the Operating Account shall be subject to such restrictions and control by the Lender as is specified therein. The Fundraising DACA and the Operating DACA are collectively referred to herein as the “DACAs.”

G. Contemporaneously with the execution and delivery of this Agreement, the Company is also executing and delivering to the Lender a Registration Rights Agreement in the form attached as Exhibit G (the “Registration Rights Agreement”), pursuant to which the Company agrees, among other things, to provide certain piggyback registration rights for the Warrant Shares under the 1933 Act and applicable state securities laws.

Agreements

NOW, THEREFORE, in consideration of their respective promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Lender hereby agree as follows:

1. Deliveries and Payments on the Effective Date; Purchase and Sale of the Notes.

(a) Deliveries and Payments on the Effective Date. On the Effective Date:

(i) the Company shall deliver to the Lender originals of (A) this Agreement, (B) the Warrant, (C) the Security Agreement, (D) the Collateral Assignment, (E) the Subordination Agreement, (F) the DACAs, (G) the Registration Rights Agreement, (H) an Escrow Agreement in the form attached as Exhibit H (the “Escrow Agreement”) and (I) such other items as may be required by any of the foregoing documents (collectively, the “Closing Documents”), each duly authorized and executed by the Company and/or any other parties thereto, other than the Lender;

(ii) the Company shall pay to the Lender, in immediately available funds, (A) a non-refundable commitment fee of $40,000, (B) an origination fee of $240,000 (the “Origination Fee”), a portion of which shall be refundable as provided in Section 4(bb) below, (C) an administrative fee of $7,500 and (D) such other amounts, including the fees and expenses of the Lender, as the Company may be required to pay on the Effective Date pursuant to the Closing Documents; and

(iii) the Lender shall deliver to the Company executed originals of those Closing Documents which are required to be signed by the Lender.

(b) Initial Funding. So long as there is no existing or anticipated default by the Company under any of the Closing Documents, the Initial Funding shall occur on such date as the parties shall mutually agree, but not more than 90 days after the Effective Date. At the Initial Funding the Lender shall purchase from the Company a Note in the principal amount designated by the Company (but not less than $2,000,000), and the Company agrees to sell that Note to the Lender. Out of the Purchase Price for such Note there shall be paid to the Lender (i) non-refundable pre-paid pro-rated interest as provided in such Note, and (ii) such other amounts, including the fees and expenses of the Lender, as the Company and the Lender agree shall be included in disbursement instructions in the form attached as Exhibit I (the “Initial Disbursement Instructions”). The disbursements listed in the Disbursement Instructions shall be made as specified therein. On or before the date of the Initial Funding, (i) the Company shall have delivered to the Escrow Agent (as defined in the Escrow Agreement) originals of (A) the Note,

(B) the Disbursement Instructions and (C) such other items as may be required by this Agreement or any other Closing Documents to be so delivered (collectively, the “Initial Funding Documents”), each duly authorized and executed by the Company and/or any other parties thereto (other than the Lender), and (ii) the Lender shall have delivered to the Escrow Agent (A) the Purchase Price and (B) executed originals of those Initial Funding Documents which are to be signed by the Lender.

(c) Subsequent Fundings. If the original principal amount of the Initial Funding is less than $8.0 million, the Company may, in its sole discretion, notify the Lender in writing that it desires to borrow some or all of the remaining balance through the issuance of up to three additional Notes in up to three Subsequent Fundings. To be valid, any such notification must (i) be given within one year after the Initial Funding Date and (ii) specify the amount being borrowed (which amount shall not (A) exceed $8.0 million minus the original principal amount(s) of the previously issued Note(s) or (B) be less than the lesser of $1.0 million or the remaining amount available to be drawn hereunder). If any such notification is received by the Lender, within 21 days after that receipt (or such other date as the parties may mutually agree in writing), the parties shall thereafter be obligated to complete that Subsequent Funding, so long as there is no existing or anticipated default by the Company under any of the existing Transaction Documents (as defined below); provided, however, that the Company may withdraw any notification by written notice to the Lender at least three days prior to the date that has been set to complete that Subsequent Funding. At each Subsequent Funding the Lender shall purchase a Note from the Company in the principal amount designated by the Company in the notification, and the Company agrees to sell that Note to the Lender. Out of the Purchase Price for any such Note there shall be paid to the Lender (i) non-refundable pre-paid pro-rated interest as provided in such Note and (ii) such other amounts, including the fees and expenses of the Lender, as the Company and the Lender agree shall be included in disbursement instructions (the “Subsequent Disbursement Instructions”) substantially similar to the Initial Disbursement Instructions (to the extent appropriate). The disbursements listed in the Subsequent Disbursement Instructions shall be made as specified therein. On or before the date of each Subsequent Funding, (i) the Company shall have delivered to the Escrow Agent originals of (A) the Note being sold pursuant to such Subsequent Funding, (B) the Subsequent Disbursement Instructions and (C) such other items as may be required by this Agreement or any of the other Closing Documents (collectively, the “Subsequent Funding Documents”), each duly authorized and executed by the Company and/or any other parties thereto (other than the Lender), and (ii) the Lender shall have delivered to the Escrow Agent (A) the Purchase Price and (B) executed originals of those Subsequent Funding Documents which are required to be signed by the Lender.

(d) Distribution of Documents and Payment. At each Funding, the Escrow Agent shall be responsible for disbursement of the Purchase Price according to the applicable Initial or Subsequent Disbursement Instructions and delivery of the Initial Funding Documents or Subsequent Funding Documents, as the case may be, to the Lender (with copies of the applicable documents to the Company duly executed by the Lender, where required), in each case in accordance with the terms of the Escrow Agreement.

(e) Purchase Price Allocation. For purposes of §1273(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and §1.1273-2(h)(2) of the Treasury Regulations thereunder, the Company and the Lender agree to allocate $100.00 to the purchase of the Warrant from the Purchase Price in the Initial Funding. The Company and the Lender agree that this paragraph constitutes the provision of relevant information to the Lender by the Company in a reasonable manner for purposes of §1.1275-2(e) of the Treasury Regulations.

2. The Lender’s Representations and Warranties. As of the Effective Date and the date of each Funding (a “Funding Date”), the Lender represents and warrants to the Company, and agrees, as follows:

(a) Investment Purposes; Compliance With 1933 Act. The Lender is purchasing the Securities for its own account for investment only and not with a view towards, or in connection with, the public sale or distribution thereof, except pursuant to sales registered, or exempt from registration, under the 1933 Act and applicable state securities laws. The Lender agrees to offer, sell or otherwise transfer the Securities only (i) in accordance with the terms of this Agreement, the Notes, the Warrant and the Registration Rights Agreement, as applicable, and (ii) pursuant to registration under the 1933 Act or an exemption from registration under the 1933 Act and any other applicable securities laws. The Lender does not by its representations in this Section 2(a) agree to hold the Securities for any minimum or other specific term, and reserves the right to dispose of the Securities at any time pursuant to a registration statement or in accordance with an exemption from registration under the 1933 Act, in all cases in accordance with applicable state and federal securities laws. The Lender understands that it shall be a condition to the issuance of the Warrant Shares that such shares be and are subject to the representations set forth in this Section 2(a).

(b) Accredited Investor Status. The Lender is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D. The Lender has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment made pursuant to this Agreement. The Lender (i) understands that its investment in the Securities involves a high degree of risk, (ii) understands that it may be required to bear the economic risk of its investment for an indefinite period of time and (iii) is able to bear such risk.

(c) Reliance on Exemptions. The Lender understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of applicable federal and state securities laws, and that the Company is relying upon the truth and accuracy of, and the Lender’s compliance with, the representations, warranties, agreements and covenants of the Lender set forth herein in order to determine the availability of such exemptions and the eligibility of the Lender to acquire the Securities.

(d) Information. The Lender and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been requested by the Lender. The Lender and its advisors, if any, have been afforded the opportunity to ask all questions of the Company as they have in their discretion deemed advisable. The Lender has sought such accounting, legal and tax advice as it has considered necessary to an informed investment decision with respect to the investment made pursuant to this Agreement.

(e) No Government Review. The Lender understands that no United States federal or state agency or any other government or governmental agency has approved or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities, nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(f) Transfer or Resale. The Lender understands that except as provided in the Registration Rights Agreement, (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold or otherwise transferred unless either (A) subsequently registered thereunder or (B) the Lender shall have delivered to the Company an opinion by counsel reasonably satisfactory to the Company, in form, scope and substance reasonably satisfactory to the Company, to the effect that the securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration and (ii) neither the Company nor any other individual or entity is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(g) Legend. Subject to Section 5(b) below, the Lender understands that each Note, the Warrant and any stock certificates representing the Warrant Shares (until such time as the Warrant Shares have been registered under the 1933 Act pursuant to the Registration Rights Agreement or otherwise may be sold by the Lender pursuant to Rule 144 (or any applicable rule which operates to replace Rule 144) promulgated under the 1933 Act (“Rule 144”)), shall bear a restrictive legend (the “Legend”) in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE (COLLECTIVELY, THE “LAWS”). THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF EITHER (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE APPLICABLE LAWS OR (II) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE ISSUER, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE APPLICABLE LAWS.

(h) Authorization; Enforcement. Of the Closing Documents, Initial Funding Documents and Subsequent Funding Documents (collectively, the “Transaction Documents”), those that are to be signed by the Lender have been duly and validly authorized, executed and delivered by the Lender and are each valid and binding agreements of the Lender enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally.

3. The Company’s Representations and Warranties. As of the Effective Date and each Funding Date, the Company represents and warrants to the Lender, and agrees, as follows:

(a) Organization and Good Standing. The Company is a corporation duly organized and existing in good standing under the laws of the State of Texas, and has the requisite power to own its properties and to carry on its business as now being conducted. The Company is duly registered as a foreign corporation and is in good standing in every other jurisdiction in which the nature of its business makes such registration necessary and where the failure to so register would have a Material Adverse Effect. As used herein, “Material Adverse Effect” means any material and adverse effect on (i) the assets, liabilities, sales, financial condition, business, operations, affairs, circumstances or prospects of the Company and any subsidiaries (taken as a whole) from those reflected in the SEC Documents (as defined below) or from the facts represented or warranted in the Transaction Documents, (ii) the ability of the Company and any subsidiaries to carry out their businesses as the same are being conducted or are proposed to be conducted at the date of this Agreement or to meet their obligations under the Transaction Documents on a timely basis or (iii) the rights and remedies of the Lender under the Transaction Documents.

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to issue and sell the Securities in accordance with the terms hereof and of the Warrant, to perform its obligations under the Notes and the Warrant in accordance with their terms, and to enter into and perform the other Transaction Documents to which it is a party. The Company’s execution, delivery and performance of the Transaction Documents to which it is a party, and its consummation of the transactions contemplated thereby, have been duly authorized by the Company’s Board of Directors and no further consent or authorization of the Company, its Board of Directors, its stockholders, or any other individual or entity, is required in connection therewith. The Transaction Documents to which the Company is a party, including, on the applicable Funding Date, the applicable Note, have been duly and validly authorized, executed and delivered by the Company, and the Transaction Documents to which the Company is a party, including each Note (when issued) and the Warrant, constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally.

(c) Capitalization. As of the Effective Date, the authorized capital stock of the Company consisted of (i) 200,000,000 shares of $0.001 par value common stock, of which 16,674,140 shares were issued and outstanding, and (ii) 1,000,000 shares of preferred stock, of which 23,836 shares of $0.001 par value Series A Convertible Preferred Stock were issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and non-assessable. As of the Effective Date and each Funding Date, except for the Notes and the Warrant or as disclosed in the attached Schedule 3(c), (i) there were no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever issued or agreed to by the Company relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries, (ii) there were no outstanding debt securities of the Company or any of its subsidiaries other than as set forth on Schedule E and (iii) there were no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of its or their securities under the 1933 Act (except as provided in the Registration Rights Agreement). The Company has previously furnished to the Lender true and correct copies of the Company’s Certificate of Formation (the “Certificate of Formation”) and the Company’s Bylaws, each of which was in effect on the Effective Date.

(d) Issuance of Warrant Shares. The Warrant Shares are all duly authorized and reserved for issuance, and in all cases upon issuance in accordance with the terms of the Warrant shall be validly issued, fully paid and non-assessable, free from all taxes, liens and charges with respect to the issuance thereof, and will not be subject to preemptive rights or other similar rights of stockholders of the Company which have not been previously waived.

(e) Acknowledgment Regarding Lender’s Purchase of the Securities. Except as disclosed in the attached Schedule 3(e), (i) the Lender is not acting as a financial advisor to, or fiduciary of, the Company (or in any similar capacity) with respect to this Agreement or the transactions contemplated hereby, (ii) this Agreement and the transactions contemplated hereby, and the relationship between the Lender and the Company, are and will be considered “arms-length” notwithstanding any other or prior agreements or nexus between the Lender and the Company, whether or not disclosed, and (iii) other than the representations and warranties set forth in Section 2 above, any statements made by the Lender, or any of its representatives or agents, in connection with this Agreement and the transactions contemplated hereby are not to be construed as advice or a recommendation, are merely incidental to the Lender’s purchase of the Securities and have not been relied upon in any way by the Company or its management. The Company’s decision to enter into this Agreement and the transactions contemplated hereby have been based solely upon an independent evaluation by the Company and its management.

(f) No Integrated Offering. Neither the Company nor any of its Affiliates (as defined in Section 3(n) below), nor any individual or entity acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances which would prevent the parties hereto from consummating the transactions contemplated hereby pursuant to an exemption from registration under the 1933 Act and, specifically, in accordance with the provisions of Regulation D. The transactions contemplated hereby are exempt from the registration requirements of the 1933 Act, assuming the accuracy of the representations and warranties of the Lender contained herein.

(g) No Defaults, Violations or Required Consents. Except as set forth in the attached Schedule 3(g), the Company (i) is not in violation of its Certificate of Formation and (ii) is not in default (and no event has occurred which, with notice or lapse of time or both, would put the Company in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any agreement or other instrument to which the Company is a party, except for defaults or rights as would not, in the aggregate or individually, have a Material Adverse Effect. The business of the Company is not being conducted in violation of any law, ordinance, or regulation of any governmental entity, or any industry standard, except for possible violations which neither singly nor in the aggregate would have a Material Adverse Effect. Except as specifically contemplated by this Agreement or as required under the 1933 Act, the 1934 Act (as defined below) and/or any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver and perform any of its obligations under the Transaction Documents in accordance with the terms thereof.

(h) SEC Documents; Financial Statements. Except as disclosed in the attached Schedule 3(h), since the date that the Company’s registration statement on Form 10 became effective, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), with all of the foregoing that were filed prior to the Effective Date, together with all exhibits, financial statements and schedules thereto and all documents (other than exhibits) incorporated by reference therein, being hereinafter referred to as the “SEC Documents.” The Company has made available to the Lender (to the extent requested by the Lender) true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the applicable rules and regulations of the SEC promulgated thereunder, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements (i) have been prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved except (A) as may be otherwise indicated in such financial statements or the notes thereto or (B) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements and (ii) fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No information provided by or on behalf of the Company to the Lender contains any untrue statement of a material fact or omits to state any material fact required to be stated therein in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading. Except as set forth in the financial statements of the Company included in the SEC Documents or as disclosed in Schedule 3(h), the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of such financial statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in such financial statements, in each case of clauses (i) and (ii) above, which, individually or in the aggregate, are not material to the financial condition, business, operations, properties, operating results or prospects of the Company. The SEC Documents contain a complete and materially accurate description of all written and oral contracts, agreements, leases or other instruments to which the Company is a party or by which the Company is bound which are required by the rules and regulations promulgated by the SEC to be disclosed (each a “Contract”). Neither the Company nor, to the Company’s knowledge, any of the other parties thereto, is in breach or violation of any Contract, which breach or violation would, or with the lapse of time, the giving of notice, or both, have a Material Adverse Effect.

(i) Absence of Certain Changes; Bankruptcy. Since September 30, 2010, there has been no Material Adverse Effect on the business, properties, operation, financial condition, results of operations or prospects of the Company. The Company has not taken any steps, and currently has no reasonable expectation of taking any steps, to seek protection pursuant to any bankruptcy law, nor does the Company have any knowledge that its creditors intend to initiate involuntary bankruptcy proceedings.

(j) Absence of Litigation. Except as set forth in the attached Schedule 3(j), there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or governmental body pending or, to the knowledge of the Company, threatened against or affecting the Company, (i) wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect, or would materially and adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, any of the Transaction Documents, (ii) that involves, or would involve, the Sold Merchants (as defined in the Existing Residual Contracts) or a Seller (as defined in the Existing Residual Contracts) or (iii) that may impact the Company’s rights to the Purchased Residuals (as defined in the Existing Residual Contracts) or any security interest granted to the Lender under any of the Transaction Documents.

(k) Corrupt Business Practices. Neither the Company nor any officer, director or other individual or entity acting on behalf of the Company has, in the course of his, her or its actions for or on behalf of the Company, (i) used any of the Company’s funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from the Company’s funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(l) Brokers; No General Solicitation. Except as set forth in the attached Schedule 3(l), the Company has not taken any action that would give rise to any claim by any individual or entity for brokerage commissions, finder’s fees or similar payments relating to this Agreement and the transactions contemplated hereby. The Company acknowledges that, except as set forth in Schedule 3(l), no broker or finder was involved with respect to the transactions contemplated hereby. Neither the Company nor any other individual or entity participating on the Company’s behalf in the transactions contemplated hereby, nor any individual or entity acting for the Company or any such other individual or entity, has conducted any “general solicitation,” as described in Rule 502(c) under Regulation D, with respect to the Securities.

(m) Status of Assets; Subsidiaries. Except for (i) the subordinate liens held by the holders of the Subordinated Debt or of any other Debt (as defined in Section 4(g) below) incurred subsequent to the Effective Date in accordance with the provisions hereof, or (ii) as described on Schedule 3(m), the Company has good and marketable title to, or valid right to use, each of the Purchased Residuals and each of its other assets that is material to its business, in each case free and clear of all liens, claims, restrictions and other encumbrances. The Company has no subsidiaries.

(n) Affiliate Transactions. Except as set forth on Schedule 3(n), as to each agreement or transaction between the Company and any Affiliate, the terms of that agreement or transaction are consistent with market rates in effect at the time the agreement or transaction was entered into. For purposes of this Agreement, the term “Affiliate” means, with respect to any individual or entity, any other individual or entity that directly or indirectly controls or is controlled by, or under common control with such individual or entity. For the purposes of this definition, “control,” when used with respect to any individual or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such individual or entity, whether through the ownership of voting securities, by contract or otherwise.

(o) Insurance. The Company’s insurance coverage with respect to its properties, assets and business is reasonable and customary for corporations engaged in similar lines of business and is in full force and effect. Such coverage includes general liability insurance of at least $1.0 million, with a $3.0 million umbrella policy, and key man insurance of at least $2.0 million on the life of Harold Montgomery.

(p) Solvency. The Company is solvent and shall not become insolvent as a result of the consummation of the transactions contemplated by this Agreement. The Company is, and after giving effect to the transactions contemplated by this Agreement shall be, able to pay its debts as they become due, and the Company’s property now has, and after giving effect to the transactions contemplated hereby shall have, a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). The Company has adequate capital to carry on its business, and after giving effect to the transactions contemplated by this Agreement, the Company shall have adequate capital to conduct its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company.

(q) No Undisclosed Liabilities; Taxes. The Company has no material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, that adversely impact the Sold Merchants or the Purchased Residuals. The Company has paid, when due, all taxes owed to all governmental authorities.

(r) Sold Merchants. The Company has provided the Lender with complete and accurate information as to (i) the name of each Sold Merchant, (ii) the address of each Sold Merchant, (iii) the current month to date sales of each Sold Merchant, (iv) the current year to date sales of each Sold Merchant, (v) the discount rate paid by each Sold Merchant, (vi) the Sold Merchant’s MID (as defined in the Existing Residual Contracts) and (vii) any other documentation reflecting revenues received by the Company attributable to a Sold Merchant. The Company has the right to receive the Purchased Residuals with respect to the each Sold Merchant under the ISO Agreements (as defined in the Existing Residual Contracts), as applicable. The Company does not maintain or control any reserve account or other funds attributable to any Sold Merchant. The Company has not received any notice of default or termination from any Sold Merchant, nor does the Company know of any bankruptcy of any Sold Merchant. The Company has complied in all material respects with the provisions of the ISO Agreements that are applicable to it.

(s) Industry Security Guidelines. To the Company’s best knowledge, each Seller has complied with the Industry Security Guidelines (as defined in the Existing Residual Contracts) with respect to the Purchased Residuals acquired from that Seller.

(t) Privacy Requirements. To the Company’s best knowledge, each Seller has complied with the Privacy Requirements (as defined in the Existing Residual Contracts) with respect to the Purchased Residuals acquired from that Seller.

4. Covenants of the Parties.

(a) Best Efforts. Each party shall use its best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement. No party shall intentionally perform or fail to perform any act that, if performed or omitted to be performed, would prevent or excuse the performance of this Agreement or any of the transactions contemplated hereby.

(b) Securities Laws. On or before the Effective Date and each Funding Date, the Company shall take all action necessary in order to sell the Securities then being sold to the Lender in compliance with federal and applicable state securities laws, and shall promptly provide written evidence of such compliance to the Lender upon written request. The Company shall timely file a Form D (and any other equivalent form or notice required by applicable state law) with respect to the issuance of the Securities if and as required under Regulation D and applicable state securities laws.

(c) Reservation of Shares.

(i) The Company shall at all times have authorized and reserved for issuance that number of shares of Common Stock which is sufficient to provide for the issuance of all of the Warrant Shares. Prior to the complete exercise or expiration of the Warrant, the Company shall not reduce the number of shares of Common Stock reserved for issuance upon exercise of the Warrant without the written consent of the Lender, except for a reduction proportionate to a reverse stock split which affects all shares of Common Stock equally.

(ii) If at any date the Company shall not have authorized and reserved for issuance that number of shares of Common Stock which is sufficient to provide for the issuance of all of the Warrant Shares which could then be issued, within 90 days of such date the Company shall call and hold a special meeting of its stockholders (or arrange for a written consent of stockholders) for the sole purpose of increasing the Company’s authorized and unissued shares to an amount sufficient to correct such deficiency. In connection with such meeting, the Company shall use it best efforts to cause its officers and directors to (i) recommend to stockholders that they vote in favor of such increase in the number of authorized and unissued shares and (ii) vote all of their shares in favor of such increase. Such remedy shall be in addition to all other rights and remedies available to the Lender under the Transaction Documents, as well as any other rights or remedies afforded by law or equity.

(d) Expense Reimbursement. Subject to the provisions of this Section, the Company agrees to (i) pay all fees and expenses (including business, legal, appraisal and post-Effective Date monitoring) reasonably incurred by the Lender in connection with this Agreement and the other Transaction Documents, or any amendment thereto, and (ii) provide advances against such fees and expenses in such amounts as the Lender may reasonably request from time-to-time. Upon receipt from the Lender of adequate documentation for such fees and expenses, the Company agrees to pay, or reimburse the Lender for, all such fees and expenses, regardless of whether they are incurred before or after the Effective Date. The Lender acknowledges that as of the Effective Date $30,000 has been paid by the Company to be applied toward such fees and expenses. Although the Company acknowledges that such fees and expenses may exceed $30,000, the Company’s reimbursement obligation hereunder shall not exceed an additional $30,000 through the Effective Date without the Company’s written consent.

(e) Status; Taxes. Until the Notes have been paid in full, the Company shall maintain its existence in good standing and shall pay all taxes before they become delinquent, except for taxes that are reasonably disputed or which, if not paid, would not have a Material Adverse Effect.

(f) Use of Proceeds. The Company shall use the net Purchase Price for each Note only for (i) the acquisition of retail credit card processing residual income streams from independent sales organizations in the United States after the Effective Date (the “Future Residuals”), but only if the acquisition has been approved in writing by the Lender prior to its consummation, which approval shall not be unreasonably withheld, conditioned or delayed, and (ii) working capital.

(g) Restrictions on Existing Debt Payments. Until the Notes have been paid in full, the Company shall not make any payment on or with respect to any Debt in existence on the Effective Date except for scheduled principal and interest payments on the Subordinated Debt; provided, however, that no principal or interest payments shall be made on any Subordinated Debt (i) if such payment would cause an “Event of Default” to occur under any Note or (ii) if an Event of Default has occurred and is continuing under any Note. For purposes of this Agreement, the term “Debt” means indebtedness for borrowed money, except that trade payables and/or accrued liabilities arising in the ordinary course of business shall not be considered Debt.

(h) Creation of Post-Effective Date Debt. Until the Notes have been paid in full, the Company shall not incur any Debt unless such additional Debt is non-amortizing, currently payable on terms reasonably acceptable to the Lender (with the parameters of such acceptable terms being set forth on the attached Schedule 4(h)), subordinated to the Notes by a subordination or other agreement on terms substantially the same as the terms of the Subordination Agreement, and has a maturity date that is at least 91 days after the maturity date of the then-outstanding Notes.

(i) Minimum Cash, Monthly Revenue and EBITDA. Until the Notes have been paid in full, beginning on the first day of the month in which the Effective Date occurs and as of the first day of each calendar month thereafter, for the Existing Residual Contracts, the Company shall maintain a balance of cash and cash equivalents, monthly revenue, and earnings before interest, taxes, depreciation and amortization (“EBITDA”) in excess of the minimum amounts set forth on the attached Schedule 4(i) for the months specified thereon. Upon each acquisition of Future Residuals, the monthly revenue and EBITDA set forth on Schedule 4(i) for the month specified thereon shall be modified by multiplying the projected monthly revenue and EBITDA of those Future Residuals by 0.9 and adding the result to Schedule 4(i) for the remaining months specified thereon. Notwithstanding any amount specified on Schedule 4(i), beginning on the first day of the second month following the month in which the Initial Funding Date occurs, and as of the first day of each calendar month thereafter (until the Notes have been paid in full), the Company shall maintain a balance of cash and cash equivalents of at least $350,000.

(j) Financial and Other Information. Until the Notes have been paid in full:

(i) Within 90 days after the end of each fiscal year (plus any filing extension to which the Company may be entitled based on a timely filing on Form 12b-25), the Company shall provide the Lender with audited consolidated financial statements of the Company for such fiscal year, in each case audited by an accounting firm selected by the Company and reasonably acceptable to the Lender (it being agreed that the firm of Whitley Penn, LLP, or its successor, is reasonably acceptable to the Lender).

(ii) Within 45 days after the end of each of the first three fiscal quarters (plus any filing extension to which the Company may be entitled based on a timely filing on Form 12b-25), the Company shall provide the Lender with unaudited consolidated financial statements of the Company for such fiscal quarter.

(iii) Within 15 days after the end of each calendar month, the Company shall provide the Lender with a report, electronically or in writing, that includes (A) a listing of all of the Ratio Collateral (as defined below) as of the end of such calendar month, (B) the cash flow status of the Ratio Collateral as of the end of such calendar month, (C) internally prepared consolidated financial statements of income, shareholders’ equity and cash flow of the Company for such calendar month and a balance sheet of the Company as of the end of such month (each prepared in accordance with GAAP, consistently applied during the period covered by such statements and in a form satisfactory to the Lender), setting forth in each case (beginning in January 2012) comparisons to figures for the corresponding periods in the preceding fiscal year and, beginning in the month of the Effective Date, comparisons to budgets prepared by the Company and (D) such other financial or business information as the Lender may reasonably request, all in a format that is mutually agreeable to the Company and the Lender. The monthly statements shall be accompanied by (i) a certificate from the Company’s principal financial officer and principal executive officer, in a form reasonably acceptable to the Lender, certifying that (A) the Company is in compliance with each covenant set forth in the Transaction Documents that applies to it, (B) no Event of Default has occurred with respect to any of the Notes and (C) no event of default has occurred with respect to any indebtedness in favor of banks, other financial institutions or third party lenders, or if such is not the case, specifying such non-compliance, Event of Default or other event of default and the steps being taken to remedy same, (ii) management’s discussion and analysis of the Company’s financial condition and any material changes in its financial condition and/or results of operations compared to the prior month and (iii) a description of any pending or, to the Company’s knowledge, threatened litigation or other legal action involving the Company or any of its subsidiaries.

(iv) Unless otherwise notified by the Lender, during each calendar month the Company shall hold a review meeting (or teleconference) with the Lender at a mutually agreeable place and time.

(v) At least 30 days prior to the commencement of each fiscal year the Company shall provide the Lender with a comprehensive annual budget, which shall include annual consolidated and consolidating budgets prepared on a monthly basis for the Company for such fiscal year (displaying anticipated statements of income, shareholders’ equity, changes in financial position and balance sheets and containing such internal narrative as is appropriate). In addition, the budget shall include a capital expenditure plan which shall be presented to the Company’s Board of Directors for its approval within 30 days after the commencement of each fiscal year. Such capital expenditure plan, and any changes thereto, shall be subject to the approval of the Lender, which approval shall not be unreasonably withheld, conditioned or delayed.

(k) Other Company Information. Until the Notes have been paid in full, the Company shall promptly provide the Lender with any reports, management letters or other information that are created or received concerning significant aspects of its and/or any subsidiary’s operations and financial affairs to the extent not otherwise provided to the Lender. Until the Notes have been paid in full, within five days following the Lender’s request, the Company shall provide the Lender with such other information and financial data concerning the Purchased Residuals and/or any Future Residuals (collectively, the “Residuals”), the Company and/or any subsidiary as the Lender may reasonably request.

(l) Dividends, Distributions and Redemptions. Until the Notes have been paid in full, neither the Company nor any subsidiary shall (i) declare, authorize or pay any dividend or distribution on any of its equity interests, except for dividends payable solely in common stock, (ii) purchase, redeem or otherwise acquire for value any of its equity interests or (iii) return any capital to its equity holders.

(m) Sale of Assets; Leasebacks; Management Fees; Affiliate Transactions. Until the Notes have been paid in full, without the written consent of the Lender (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any subsidiary to, enter into any arrangements, directly or indirectly, with any individual or entity, whereby the Company or subsidiary shall (i) sell or transfer any property, whether now owned or hereafter acquired, outside of the ordinary course of business, (ii) sell or transfer any property and then rent or lease (as lessee) that property for substantially the same purpose or purposes as the property was used prior to sale or transfer or (iii) pay any management fee or similar type of fee to any individual or entity, except on fair, arm’s length terms. Until the Notes have been paid in full, the Company shall not (i) perform any existing agreement, or enter into any new transaction(s), with any Affiliate which would, individually or in the aggregate, cause payment to that Affiliate in excess of $10,000 in any fiscal year, (ii) increase the salary or other compensation payable to any Affiliate from that paid as of the Effective Date, (iii) enter into any agreement or transaction with any Affiliate except on terms that are consistent with market rates in effect at the time or (iv) cause or allow any subsidiary to take any of the foregoing actions.

(n) Capital Expenditures. Until the Notes have been paid in full, without the written consent of the Lender (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any subsidiary to, make any expenditures for fixed or capital assets if, after giving effect thereto, the aggregate of all such expenditures would exceed $50,000 during any fiscal year net of the cash proceeds received during such fiscal year from the sale of any fixed or capital assets (with any amount of such limit which is not used during a fiscal year to be added to the amount that may be expended in the succeeding fiscal year).

(o) Collateral Coverage Ratio. Until the Notes have been paid in full, the Company shall not, at any time following the Initial Funding Date, permit its Collateral Coverage Ratio to be less than 2.0x. For purposes of this paragraph, “Collateral Coverage Ratio” shall mean, as of any date, an amount equal to the ratio of (i) the sum of (A) the Company’s cash and cash equivalents, plus (B) the value of the Residuals, less amortization (collectively, the “Ratio Collateral”), all determined as of the end of each calendar month in which any Note remains outstanding on a consolidated basis in accordance with GAAP and reflected on the Company’s consolidated balance sheets, to (ii) the aggregate outstanding principal amounts, plus accrued interest (if any), of the Notes.

(p) Payment of Administrative Fee. At the end of each calendar quarter ending after March 31, 2011, at which one or more of the Notes remains outstanding, the Company shall pay to the Lender a $7,500 administrative fee (the “Administrative Fee”), such payment to be made at the same time as the monthly Note payment(s) then due.

(q) Acquisition of Subsidiaries. In the event that the Company acquires any wholly- or partially-owned subsidiary at any time prior to the full payment of the Notes, at the time of such acquisition the Company shall (i) cause each such subsidiary to guaranty the payment of the Notes (and related expenses) and secure such guaranty with a first-priority security interest in all of its assets and (ii) provide the Lender with a first-priority security interest in all of its equity interests in each subsidiary. In each case, such guaranty and security interests shall be in a form reasonably acceptable to the Lender.

(r) Acquisition of Real Property. After the Effective Date and prior to the full payment of the Notes, the Company shall not acquire, nor shall it cause or allow any subsidiary to acquire, any real property without the Lender’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. In the event that any acquisition of real property is permitted by the Lender, the Company shall, or shall cause the acquiring subsidiary to, grant the Lender a first-priority security interest therein by means of a mortgage or deed of trust in a form reasonably acceptable to the Lender and enter into or provide such other documentation in connection therewith as the Lender may reasonably require.

(s) Sale or Discount of Residuals or Accounts Receivable. Until the Notes have been paid in full, without the consent of the Lender (such consent not to be unreasonably withheld, conditioned or delayed) neither the Company nor any subsidiary shall discount or sell (with or without recourse) any Residuals or accounts receivable except in connection with the collection or enforcement thereof in the ordinary course of business.

(t) Indemnification. Upon demand, the Company shall, and shall cause any appropriate subsidiary to, indemnify the Lender and its Affiliates with respect to, and defend and hold the Lender and its Affiliates harmless against, any fine, penalty, loss, damage, liability, cost or expense (including, but not limited to, reasonable attorney’s fees and costs of investigation) arising out of or in connection with any claim or cause of action that is brought or threatened against the Lender and/or its Affiliates by any individual or entity (other than the Company or any subsidiary) as a result of the Lender entering into this Agreement or any of the other Transaction Documents and/or performing its obligations hereunder or thereunder, except to the extent that such fine , penalty, loss, damage, liability, cost or expense has resulted from the gross negligence or willful misconduct of the Lender or its Affiliates. The obligations in this Section shall survive the termination of this Agreement and the payment of the Notes.

(u) Inspection Rights. Until the Notes have been paid in full, the Company shall permit any representative designated by the Lender, upon reasonable notice and during normal business hours, to (i) visit and inspect any of the properties of the Company or any subsidiary, (ii) examine the financial records of the Company or any subsidiary and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of the Company or any subsidiary with the Company’s management, key employees and/or independent accountants. So long as the Company is not in default under any Note, all costs and expenses incurred by the Lender in connection with any such inspection shall be funded by the Administrative Fee.

(v) Unfunded Liabilities - ERISA. Until the Notes have been paid in full, the Company shall not incur, and shall not cause or allow any subsidiary to incur, any liability or tax under section 4971 of the Code in respect of an accumulated funding deficiency (or obtain any waiver under section 412(d) of the Code or section 303 of the Employee Retirement Income Security Act (“ERISA”)) or incur any material liability to the Pension Benefit Guaranty Corporation in connection with any employee benefit plan. The Company shall not cause or allow, and shall not permit any subsidiary to cause or allow, any Reportable Event (as defined in Title IV of ERISA) to occur or continue with respect to any such plan.

(w) Additional Agreements. In addition to the DACAs, until the Notes have been paid in full, at the Lender’s request, the Company shall enter into, or cause any subsidiary to enter into, mutually acceptable agreements with (i) the Lender and the Company’s or applicable subsidiary’s bank(s) with respect to its bank account(s) and/or (ii) the Lender and individuals or entities making payments to the Company or applicable subsidiary with respect to the deposit of those payments. The Company shall cooperate with the Lender to implement such agreements within five business days after written notice from the Lender.

(x) Conduct of Business; Notice. Until the Notes have been paid in full, the business of the Company and any subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations which neither singly nor in the aggregate would have a Material Adverse Effect. Until the Notes have been paid in full, the Company shall promptly notify the Lender in writing of the occurrence of a Material Adverse Effect with respect to itself or any subsidiary.

(y) Insurance. Until the Notes have been paid in full, the Company shall at all times (i) keep its business and assets, and the business and assets of any subsidiary, insured against such liabilities, losses and damage as are ordinarily insured against by owners of similar businesses through such insurers and on such terms of coverage as are reasonably acceptable to the Lender and (ii) cause its insurance policies and those of its subsidiaries to name the Lender as an additional insured or beneficiary thereunder (or include a lender loss contract endorsement payable in favor of the Lender) and provide that such policies may not be canceled without at least ten days prior notice to the Lender. Such insurance coverage shall at all times include (i) general liability insurance of at least $1.0 million, with a $3.0 million umbrella policy, and (ii) key man insurance of at least $2.0 million on the life of Harold Montgomery.

(z) No Material Changes to Certain Agreements. Unless consented to in writing by the Lender (such consent not to be unreasonably withheld, conditioned or delayed) or as set forth on the attached Schedule 3(n), until the Notes have been paid in full, the Company shall not (i) materially modify any employment, consulting, advisory or other services agreement between the Company and any of its officers, directors, Affiliates, Cagan McAfee Capital Partners, LLC or Colorado Financial Services Corporation, or any of their Affiliates, in existence as of the Effective Date or (ii) enter into any new agreement with any of its officers, directors, Affiliates, Cagan McAfee Capital Partners, LLC or Colorado Financial Services Corporation, or any of their Affiliates, involving employment, consulting, advisory or other services or providing for any compensation to such persons.

(aa) Confidentiality Agreement. To the extent reasonably requested by the Company, the Lender shall execute a confidentiality agreement with respect to any material non-public information that may be disclosed to the Lender pursuant to this Agreement.

(bb) Partial Refund of Origination Fee. Subject to Section 8(l) below, if, on the first anniversary of the Initial Funding Date, the original principal amounts of the issued Notes total less than $8.0 million, within 30 days after such anniversary the Lender shall pay to the Company an amount equal to one and one-half percent (1.5%) of the difference between such total and $8.0 million.

(cc) Landlord Subordination. The Company shall use commercially reasonable efforts to obtain, within 30 days after the Effective Date, a subordination agreement from its landlord for the leased premises located at 500 North Akard Street, Suite 2850, Dallas, Texas, pursuant to which the landlord will subordinate its landlord’s liens (whether established pursuant to the terms of a lease agreement or implied by law), to the Lender’s rights under the Notes and the Security Agreement, in a form and substance reasonably acceptable to the Lender.

(dd) Future Residuals Security Documents. Until the Notes have been paid in full, each time the Company or any subsidiary acquires any Future Residuals, the Company and/or such subsidiary shall deliver to the Lender documentation with respect to such Future Residuals in a form substantially similar to the applicable Existing Residuals Security Documents (as defined in Section 7(h) below) or as the Lender shall otherwise reasonably request (collectively, the “Future Residuals Security Documents”). In each instance, the applicable Future Residuals Security Documents shall be delivered at such time as is agreed upon by the Company and the Lender.

(ee) Additional Subordinated Debt. On or before the date of the Initial Funding, the Company shall have obtained at least $1 million (less applicable fees and expenses) from a lender on terms consistent with Section 4(h) above, or otherwise acceptable to the Lender.

(ff) Amendment to Residual Agreements. Until the Notes have been paid in full, the Company shall not amend, or cause or allow any Affiliate to amend, any agreement with respect to any Future Residuals (collectively, the “Future Residual Contracts”), any Existing Residual Contract, or any ISO Agreement in any way that affects any Residual or the Lender’s rights with respect thereto without the Lender’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed).

(gg) Compliance with Industry Security Guidelines. The Company shall use its best efforts to cause the Sellers at all times to comply with the Industry Security Guidelines applicable to any of the Residuals.

(hh) Compliance with Privacy Requirements. The Company shall use its best efforts to cause the Sellers at all times to comply with the Privacy Requirements applicable to any of the Residuals.

(ii) Compliance with Processor Agreements and Applicable Laws. The Company shall use its best efforts to cause the Sellers at all times to comply in all material respects with the provisions of the ISO Agreements and any similar agreements with processors with respect to the Future Residuals that are applicable to it, as well as all applicable laws, regulations and industry standards in connection with the operation of its business.

(jj) Release of Liens. Without the Lender’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed), the Company shall not release, or cause or allow any Affiliate to release, any lien it now holds, or in the future may hold, on the assets of any Seller or any entity from which the Company acquires Future Residuals.

(kk) Fundraising Account Deposits and Transfers. Until the Notes have been paid in full, the Company shall cause all payments that are to be made to it with respect to any Residuals to be electronically deposited into the Fundraising Account on a timely basis. Thereafter, such funds shall be transferred only to the Operating Account, with each such transfer to be at such time, and in such amount, as is agreed upon by the Lender (with such agreement to not be unreasonably withheld, conditioned or delayed).

(ll) Substitution of Escrow Agent. Upon reasonable request of the Lender, the Company shall use its best efforts to promptly cause a new escrow agent to be substituted for the existing escrow agent under the Escrow Agreement dated January 25, 2011, by and between the Company, Cooper and Schifrin, LLC and American Escrow Company.

(mm) Changes to Fundraising and Operating Accounts. By such means as is reasonably acceptable to the Company, the Lender and Wells Fargo Bank, National Association, on or before the occurrence of the Initial Funding, the Company shall (i) replace the Company with the Lender as the Fundraising Account administrator, (ii) cause the Lender to have sole control over the movement of funds out of the Fundraising Account and (iii) allow the Lender to have online access to all transactional history in the Operating Account. Such replacement, control and access shall continue until the Notes have been paid in full.

(nn) Default Prior to the Initial Funding Date. In the event that there is an existing or anticipated default by the Company under any of the Closing Documents on or prior to the Initial Funding Date, the Lender agrees that its sole remedy for such default shall be to withhold the Initial Funding until such time as the default has been cured (it being understood by the Company that the period of such withholding shall not extend the 90-day period specified in Section 1(b) above).

5. Transfer and Warrant-Related Matters.

(a) Transfer of the Securities. If the Lender (i) provides the Company with an opinion by counsel reasonably satisfactory to the Company, in form, scope and substance reasonably satisfactory to the Company, to the effect that the Securities to be transferred may be transferred pursuant to an exemption from registration under the 1933 Act, (ii) transfers (in accordance with the provisions of this Agreement) any of the Securities to an Affiliate which is an accredited investor or (iii) transfers any of the Securities in compliance with Rule 144, then, in each instance, the Company shall permit such transfer and, if applicable, promptly (and in all events within five business days) issue, or instruct any transfer agent to issue, one or more certificates in such name and in such denominations as specified by the Lender.

(b) Removal of Legend. The Legend shall be removed from any certificate for a Security, and a certificate for a Security shall be originally issued without the Legend, if, unless otherwise required by state securities laws, (i) the sale of such Security is registered under the 1933 Act, (ii) the holder of such Security provides the Company with an opinion by counsel reasonably satisfactory to the Company, in form, scope and substance reasonably satisfactory to the Company, to the effect that the Securities to be transferred may be transferred pursuant to an exemption from registration under the 1933 Act or (iii) such holder provides the Company with assurances reasonably satisfactory to the Company that such Security can be sold pursuant to Rule 144. The Lender agrees that its sale of the Securities, including those represented by a certificate from which the Legend has been removed, or which were originally issued without the Legend, shall be made only pursuant to an effective registration statement (with delivery of a prospectus in connection with such sale) or in compliance with an exemption from the registration requirements of the 1933 Act. In the event the Legend is removed from the certificate for a Security, or any certificate for a Security is issued without the Legend, and thereafter the effectiveness of a registration statement covering the sale of such Security is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities laws, then upon reasonable advance notice to the holder of such Security, the Company shall be entitled to require that the Legend be placed upon such Security, which Legend shall be removed when such Security may again be sold pursuant to an effective registration statement or Rule 144 or such holder provides the opinion with respect thereto described in clause (ii) above.

(c) Exercise of the Warrant. Promptly after receiving notice of exercise of the Warrant pursuant to the terms thereof, and in any event no more than five business days after the Company’s receipt of such notice of exercise and payment of the full purchase price of the Warrant Shares (as set forth therein), the Company shall issue, or shall instruct its transfer agent to issue, certificates registered in the name of the Lender or its permitted nominee for the Warrant Shares in such amounts as are specified in such notice. All such certificates shall bear the Legend unless otherwise provided by this Agreement or any documents referenced herein. The Company represents and warrants that (i) no instructions will be given by it to its transfer agent other than (A) the instructions referred to in this Section 5 and (B) any stop transfer instructions required to give effect to Section 2(g) hereof in the case of the Warrant Shares prior to their registration under the 1933 Act and (ii) the Warrant and the Warrant Shares shall be freely transferable subject to transfer restrictions imposed under applicable law and by the terms of this Agreement, the Warrant and the Registration Rights Agreement. Nothing in this Section shall affect in any way the Lender’s obligations and agreement to comply with all applicable securities laws upon resale of the Warrant Shares. The Company will deliver the certificate(s) representing the Warrant Shares issuable upon exercise of the Warrant (along with a replacement Warrant representing the balance of the original Warrant not so exercised, if applicable) to the Lender or its designee via overnight courier within five business days after the applicable exercise date (with respect to each exercise, the “Deadline”). Time is of the essence with respect to the requirements of the immediately preceding sentence.

(d) Injunctive Relief for Breach. The Company acknowledges that a breach of its obligations under Sections 5(a), 5(b) and/or 5(c) above will cause irreparable harm to the Lender by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company agrees that the remedy at law for a breach of its obligations under such Sections would be inadequate and agrees that, in the event of a breach or threatened breach by the Company, the Lender shall be entitled, in addition to all other remedies at law or in equity, to an injunction restraining any breach and/or requiring immediate appropriate action by the Company, without the necessity of showing economic loss and without any bond or other security being required.

(e) Liquidated Damages for Non-Delivery of Certificates. In addition to the provisions of Section 5(d) above, the Company understands and agrees that any delay in the delivery of a certificate beyond the Deadline will result in substantial economic loss and other damages to the Lender. As partial compensation for such loss, the Company agrees to pay liquidated damages (which the Company acknowledges are not a penalty) to the Lender for delivery of the certificate(s) after the Deadline, in accordance with the following schedule (where “No. of Business Days Late” is the number of business days beyond 15 business days from the date of delivery by the Lender to the Company of a facsimile notice of exercise or, if later, from the date on which all other necessary documentation duly executed and in proper form required for the exercise of the Warrant has been delivered to the Company, but only if such necessary documentation has not been delivered to the Company within the 15 business day period after the facsimile delivery to the Company of the notice of exercise):

No. of Business Days Late	Liquidated Damages (in US$)
1	$300
2	$400
3	$500
4	$600
5	$700
6	$800
7	$900
8	$1,000
9	$1,250
10	$1,500
11+	$1,750 + $1,000 for each Business Day Late beyond 11 days

Subject to the Lender’s right, in its sole discretion, to add accrued liquidated damages on to the principal amount of one of the Notes (as provided in the Notes), the Company shall pay the Lender any liquidated damages incurred under this Section 5(e) in immediately available funds upon the earlier of (i) the delivery to the Lender of the certificate(s) with respect to which the damages accrued or (ii) each monthly anniversary of the receipt by the Company of the Lender’s notice of exercise. Nothing herein shall limit the Lender’s right to pursue actual damages for the Company’s failure to deliver certificates to the Lender by the Deadline.

(f) Restriction on Transfer. Notwithstanding anything to the contrary herein or in any Transaction Document, the Lender shall not transfer the Notes or the Warrant to any individual or entity that is not a “U.S. Person,” as such term is defined in Section 7701(a)(30) of the Code.

6. Conditions to the Company’s Obligation to Sell. The obligation of the Company to enter into this Agreement and sell the Warrant at the Effective Date and to sell a Note at a Funding is subject to the satisfaction, on or before the Effective Date and the date of each such Funding, of each of the following applicable conditions; provided, however, that these conditions are for the Company’s sole benefit and may be waived in writing by the Company at any time in its sole discretion:

(a) Execution and Delivery of Documents. The Lender shall have (i) executed each of the applicable Transaction Documents to the extent required thereby and (ii) delivered such documents or signature pages thereof (electronically or as otherwise provided herein or in the Escrow Agreement), together with such other items as may be required by this Agreement, to the Company or the Escrow Agent, as applicable.

(b) Delivery of the Purchase Price. For each sale of a Note, the Company shall have received the net Purchase Price pursuant to the Initial or Subsequent Disbursement Instructions (as applicable) by wire transfer of immediately available funds.

(c) Accuracy and Performance. The representations and warranties of the Lender herein shall be true and correct in all material respects on the Effective Date and on each Funding Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Lender shall have, in all material respects, performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Lender at or prior to the Effective Date and each Funding Date.

(d) No Restrictions or Prohibitions. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered or issued by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated herein.

7. Conditions to the Lender’s Obligation to Purchase. The obligation of the Lender to enter into this Agreement and purchase the Warrant at the Effective Date and to purchase a Note at a Funding is subject to the satisfaction, on or before the Effective Date and the date of each such Funding, of each of the following applicable conditions; provided, however, that these conditions are for the sole benefit of the Lender and may be waived by the Lender at any time in its sole discretion:

(a) No Material Adverse Effect; Payments. There shall have been no Material Adverse Effect since the Effective Date or the date of the most recent Funding, as applicable, and the Company shall have paid or caused the payment of all fees and expenses due to the Lender and counsel for the Lender as required by this Agreement.

(b) Execution and Delivery of Documents. The Company and each other individual or entity (other than the Lender) who is required to execute the applicable Transaction Documents shall have (i) executed each of the applicable Transaction Documents to the extent required thereby and (ii) delivered such documents or signature pages thereof (electronically or as otherwise provided herein or in the Escrow Agreement), together with such other items as may be required by this Agreement, to the Lender or the Escrow Agent, as applicable.

(c) Issuance of Applicable Securities. The Company shall have issued the applicable Securities duly executed by the authorized officers of the Company and delivered them to the Escrow Agent via overnight delivery or as otherwise provided by the Escrow Agreement.

(d) Accuracy and Performance; Certificate. The representations and warranties of the Company herein shall be true and correct in all material respects on the Effective Date and on each Funding Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Company shall have, in all material respects, performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Effective Date and each Funding Date, including obtaining all consents and approvals required for it to enter into and consummate the applicable Transaction Documents. The Lender may require a certificate, executed by the Chief Executive Officer of the Company and dated as of a Funding Date, to the foregoing effect.

(e) No Restrictions or Prohibitions. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, or issued by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated herein.

(f) Completion of Due Diligence. Prior to the Effective Date, the Lender’s due diligence investigation of the Company shall have been completed to the Lender’s satisfaction.

(g) Evidence of Insurance. Prior to the Effective Date, the Company shall have delivered to the Lender evidence (in a form reasonably acceptable to the Lender) that the insurance required by this Agreement and the other applicable Transaction Documents is in effect.

(h) Documentation Regarding the Purchased Residuals. Prior to the Effective Date, the Company shall have delivered to the Lender such documentation as the Lender may reasonably request in order to perfect, protect and/or enforce the Lender’s first-priority security interest in the Purchased Residuals, including, but not limited to, the following (collectively, the “Existing Residuals Security Documents”):

(i) Documentation reasonably acceptable to the Lender by which each processor for the Purchased Residuals under the ISO Agreements (the “Existing Processors”) irrevocably (A) agrees that it will send its payments only to the Fundraising Account unless otherwise directed in writing by the Lender, (B) consents to the Collateral Assignment to the extent that it relates to the Company’s rights under the ISO Agreements and (C) consents to the Lender’s ability to elect to cure (in its sole discretion) any defaults that may arise under the ISO Agreements.

(ii) Documentation reasonably acceptable to the Lender by which each Seller irrevocably agrees that (A) it consents to the Collateral Assignment to the extent that it relates to the Purchased Residuals that it sold to the Company and (B) it shall promptly provide notice to the Company and the Lender of any actual or reasonably anticipated breach of the ISO Agreement or any other agreement affecting the Purchased Residuals that it sold to the Company of which it has actual knowledge.

(iii) Copies of the filed UCC-1 financing statements evidencing the security interests in each Seller’s assets that were granted to the Company pursuant to the Existing Residual Contracts (including a UCC-1 financing statement for First Alliance Payment Processing, Inc. that has been filed in Delaware (its state of formation)).

(i) Legal Opinion. Prior to the Effective Date, the Company shall have delivered to the Lender an opinion of counsel reasonably satisfactory to the Lender with respect to such matters as the Lender has reasonably designated.

(j) Agreements as to Additional Debt. If, on the Effective Date, there is any Debt in addition to the Subordinated Debt, the Company shall have delivered to the Lender subordination or other agreements with respect to such additional Debt on terms acceptable to the Lender.

(k) Revenue and EBITDA. The Company shall have met the minimum thresholds for monthly revenue and EBITDA set forth on Schedule 4(i) for the prior calendar month.

8. Governing Law; Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without regard to the conflicts of laws provisions thereof. Service of process in any civil action relating to or arising out of this Agreement (including all Exhibits and Schedules and any amendments hereto or thereto) or the transactions contemplated herein may be accomplished in any manner provided by law. The parties hereto agree that a final, non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and signature pages from such counterparts have been delivered to the other party or the Escrow Agent.

(c) Headings; Interpretation. The headings of this Agreement are for convenience of reference and shall not form a part of, or affect the interpretation of this Agreement. As used herein, unless the context clearly requires otherwise, the words “herein,” “hereunder” and “hereby” shall refer to the entire Agreement and not only to the Section or paragraph in which such word appears. If any date specified herein falls upon a Saturday, Sunday or legal holiday, the date shall be construed to mean the next business day following such Saturday, Sunday or legal holiday. For purposes of this Agreement, a “business day” is any day other than a Saturday, Sunday or legal holiday. Each party intends that this Agreement be deemed and construed to have been jointly prepared by the parties. As a result, the parties agree that any uncertainty or ambiguity existing herein shall not be interpreted against either of them.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e) Entire Agreement; Amendments. This Agreement and the documents referenced herein (which are incorporated herein by reference) contain the entire understanding of the parties with respect to the matters covered herein and supersede all prior agreements, negotiations and understandings, written or oral, with respect to such subject matter. Except as specifically set forth herein, neither the Company nor the Lender makes any representation, warranty, covenant or undertaking with respect to such subject matter. No provision of this Agreement shall be waived or amended other than by an instrument in writing signed by the Company and the Lender. No delay or omission of a party hereto in exercising any right or remedy hereunder shall constitute a waiver of such right or remedy, and no waiver as to any obligation shall operate as a continuing waiver or as a waiver of any subsequent breach.

(f) Notices. Any notices required or permitted to be given under the terms of this Agreement shall be in writing and sent by U. S. Mail or delivered personally or by overnight courier or via facsimile (if via facsimile, to be followed within one business day by an original of the notice document via overnight courier) and shall be effective (i) five days after being placed in the mail, if sent by registered mail, return receipt requested, (ii) upon receipt, if delivered personally, or (iii) one day after facsimile transmission or delivery to a courier service for overnight delivery, in each case properly addressed to the party to receive the same. The addresses for such communications shall be as follows:

If to the Company:	Calpian, Inc., Attn.: Harold Montgomery
500 North Akard Street, Suite 2850 Dallas, Texas 75201 Telephone: (214) 758-8600 Facsimile: (214) 758-8602 E-mail: HaroldMontgomery@calpian.com

If to the Lender:	HD Special-Situations II, LP
One Maritime Plaza, Suite 825 San Francisco, California 94111 Attention: Todd Blankfort Telephone: (415) 277-2293 Facsimile: (415) 236-6023 E-mail: todd@hdcap.com

Each party shall provide written notice to the other of any change in address.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that (i) the Company shall not assign this Agreement or any of its rights or obligations hereunder and (ii) the Lender may assign any or all of its rights and obligations under this Agreement to any individual or entity to whom the Lender assigns or transfers a Note in accordance with the provisions hereof; provided, however, that such transferee agrees in writing to be bound, with respect to that Note, by the provisions hereof that apply to the “Lender.” Notwithstanding anything herein to the contrary, the Lender may pledge all or any part of any Note or the Warrant as collateral for a bona fide loan pursuant to a security agreement with a third party lender which is an accredited investor, and such pledge shall not be considered a transfer in violation of this Agreement so long as it is made in compliance with all applicable laws, it being acknowledged that such third party lender shall be entitled to assume the rights and shall agree in writing to be bound by the obligations of the Lender provided in the Transaction Documents.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other individual or entity.

(i) Survival. Unless this Agreement is terminated under Section 8(l) below, the representations, warranties and agreements of the Company and the Lender contained herein shall survive the Effective Date and each Funding.

(j) Publicity. The Company and the Lender shall have the right to review (but not the right to approve), before issuance by the other, any press releases or other public statements with respect to the transactions contemplated hereby, including a “tombstone” describing the financing provided pursuant to this Agreement.

(k) Further Assurance. Each party shall do and perform, or cause to be done and performed, at its expense (subject to Section 4(d) above), all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l) Termination. In the event that the Initial Funding has not occurred on or before 90 days after the Effective Date, this Agreement may be terminated at any time thereafter by written notice from one party to the other. Such termination shall not be the sole remedy for a breach of this Agreement, and each party shall retain all of its rights and remedies at law or in equity with respect to such breach. Notwithstanding anything herein to the contrary, a party whose breach of a covenant or representation and warranty or intentional failure to satisfy a condition prevented the Initial Funding shall not be entitled to terminate this Agreement. In the event of a termination pursuant to this Section, the Lender shall not be required to repay any portion of the Origination Fee.

(m) Remedies. No provision of this Agreement providing for any specific remedy to a party shall be construed to limit such party to that specific remedy, and any other remedy that would otherwise be available to such party at law or in equity shall also be available. The parties intend that the rights and remedies hereunder be cumulative, so that exercise of any one or more of such rights or remedies shall not preclude the later or concurrent exercise of any other rights or remedies.

(n) Attorney’s Fees. If a party to this Agreement shall bring any action for relief against the other arising out of or in connection with this Agreement, in addition to all other remedies to which the prevailing party may be entitled, the losing party shall be required to pay to the prevailing party a reasonable sum for attorney’s fees and costs incurred in bringing or defending such action and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney’s fees and costs incurred in enforcing such judgment. For the purposes of this Section, attorney’s fees shall include, without limitation, fees incurred with respect to the following: (i) post-judgment motions, (ii) contempt proceedings, (iii) garnishment, levy and debtor and third party examinations, (iv) discovery and (v) bankruptcy litigation.

IN WITNESS WHEREOF, the Lender and the Company have caused this Agreement to be duly executed by their respective authorized persons on the Effective Date.

The Company:

CALPIAN, INC.

By: /s/ Harold Montgomery, Chief Executive Officer

By: /s/ Harold Montgomery, Secretary

The Lender:

HD SPECIAL-SITUATIONS II, LP

By: Hunting Dog Capital II, LLC
Its: General Partner

By: /s/ Todd Blankfort, Managing Member

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of 16% Senior Secured Term Notes
Exhibit B	Warrant to Purchase Common Stock
Exhibit C	Security Agreement
Exhibit D	Collateral Assignment
Exhibit E	Subordination Agreement
Exhibit F	Deposit Account Control Agreement - Access Restricted Immediately

Exhibit G	Registration Rights Agreement
Exhibit H	Escrow Agreement
Exhibit I	Initial Disbursement Instructions

Schedule E

Schedule 3(c)

Schedule 3(e)

Schedule 3(g)

Schedule 3(h)

Schedule 3(j)

Schedule 3(l)

Schedule 3(m)

Schedule 3(n)

Schedule 4(h)

Schedule 4(i)

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